Exhibit 10.1

GOLDEN STAR RESOURCES LTD.

SHARE APPRECIATION RIGHTS PLAN

1.	PURPOSE

The purpose of this Plan (as defined below) is to provide incentive compensation, based on the appreciation in value of the Shares (as defined below), to directors, executive officers, employees and Consultants (as defined below) of the Corporation (as defined below) and/or its Subsidiaries (as defined below) whose participation in this Plan is voluntary, thereby providing additional incentive for their efforts in promoting the continued growth and success of the business of the Corporation, as well as to assist the Corporation and its Subsidiaries in attracting, motivating and retaining qualified directors, executive officers, employees and Consultants.

2.	DEFINITIONS

As used herein:

“Act” means the Securities Act (Ontario) and the regulations and rules thereunder;

“Award Amount” has the meaning attributed thereto in Section 6(f);

“Board” means the board of directors of the Corporation;

“Cause” means, with respect to a Grantee, “cause” as defined in the Grantee’s employment or consulting agreement, if applicable, and otherwise (i) unless resulting from Disability, such Grantee’s material breach of any terms of his or her employment or consulting agreement with the Corporation or a Subsidiary, as applicable, if such material breach has not been cured within thirty (30) days following written notice of such breach to the Grantee from the Corporation or the Subsidiary, as applicable, setting forth the nature of the breach or, if cure cannot reasonably be effected within such 30-day period, if the Grantee does not commence to cure the breach within such 30-day period and thereafter pursues such cure continuously and with due diligence until cure has been fully effected; (ii) the Grantee’s wilful dishonesty towards, fraud upon, crime against, bad faith action with respect to, deliberate or attempted injury to, or gross misconduct or material noncompliance with the Corporation’s policies and procedures which is materially injurious to the Corporation or a Subsidiary; (iii) the Grantee’s conviction for any indictable crime (whether in connection with the Corporation’s affairs or otherwise); or (iv) the Grantee’s failure to comply with any lawful directive of the Board or the board of directors of a Subsidiary, as applicable, the failure to comply with which is stated in such directive to be grounds for termination;

“Change of Control” means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Corporation to any “person” or “group” (as such terms are used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act); (ii) any person or group, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all Shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than fifty percent (50%) of the total voting power of the voting stock of the Corporation, including by way of merger, consolidation or otherwise; (iii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board (together with any new directors whose nomination by the Board for election by the shareholders of the Corporation was approved by a vote of a majority of the directors of the Corporation, then still in office, who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board, then in office, or (iv) the Corporation is liquidated or dissolved;

“Change of Control Payment Amount” has the meaning attributed thereto in Section 10;

“Committee” has the meaning attributed thereto in Section 3(a);

“Consultant” means a person or corporation, other than an employee, executive officer, or director of the Corporation or any of its Subsidiaries, that (a) is engaged to provide services to the Corporation or its Subsidiaries, other than services provided in relation to a distribution of securities, (b) provides the services under a written contract with the Corporation or a Subsidiary, and (c) spends or will spend a significant amount of time and attention on the affairs and business of the Corporation or a Subsidiary and includes, for an individual consultant, a corporation of which the individual consultant is an employee or shareholder, or a partnership of which the individual consultant is an employee or partner;

“Corporation” means Golden Star Resources Ltd. and any continuing corporation resulting from its continuation, or an amalgamation or arrangement of it with any other corporation, or resulting from any other form of corporate reorganization;

“Disability” means, with respect to a Grantee, his or her incapacity due to physical or mental illness such that he or she is unable to perform his or her previously assigned duties where (i) such incapacity has been determined to exist by either (a) the Corporation’s disability insurance carrier or (b) the concurring opinions of two licensed physicians (one selected by the Corporation and one by the Grantee) or (ii) the Grantee has failed for any three (3) consecutive months in any calendar year or for six (6) months in the aggregate in any two successive calendar years to have performed substantially all of his or her duties under his or her employment or consulting agreement with the Corporation or a Subsidiary, as applicable, by reason of physical or mental illness, as determined by the Board;

“Eligible Participant” means any director, executive officer, employee or Consultant of the Corporation or any Subsidiary;

“employee” means any full-time or part-time employee of the Corporation or any Subsidiary;

“Exchange” means the NYSE Amex or, if the Shares are not traded thereon, any other stock exchange or quotation system on or through which the Shares may be, from time to time, listed or quoted for trading that has the greatest trading volume and value, in either case as of the relevant date for the purposes of any determination of Fair Market Value pursuant to this Plan;

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended from time to time, and any successor thereto;

“executive officer” means, for the Corporation, an individual who is (a) a chair, vice-chair or president, (b) a vice president in charge of a principal business unit, division or function including sales, finance or production, (c) an officer of the Corporation or any of its Subsidiaries and who performs a policy-making function in respect of the Corporation, or (d) performing a policy-making function in respect of the Corporation;

“Exercise Period” means, with respect to a particular Share Appreciation Right, the period commencing on the day on which such Share Appreciation Right is Vested and therefore becomes exercisable, as determined by the Committee on the Grant Date, and which ends at the Expiry Time or, in the event of a Termination or Termination For Cause, such earlier day as is contemplated by Sections 7(b) and 9;

“Expiry Time” means, with respect to a particular Share Appreciation Right, 5:00 p.m. (Denver time) on the last day on which a Share Appreciation Right that has Vested is exercisable, as set forth in the applicable Grant Agreement; provided that if a Share Appreciation Right expires during a trading black-out period imposed by the Corporation to restrict trades in the Corporation’s securities, then, notwithstanding any other provision of this Plan, the Share Appreciation Right shall expire ten (10) business days after the trading black-out period is lifted by the Corporation; and further provided that in all circumstances the last day on which a Share Appreciation Right is exercisable shall be no later than the last day of the calendar year in which such Share Appreciation Right is Vested, unless such Share Appreciation Right is exercisable no later than the third (3rd) anniversary of the Grant Date in which case such Share Appreciation Right may be exercised at any time on and after Vesting and no later than the day that is the third (3rd) anniversary of the Grant Date (unless an earlier day is specified in the applicable Grant Agreement) and in case a trading black-out period would include or extend beyond any such day, the black-out period will be deemed lifted as of such day;

“Fair Market Value” means for any given date:

(a)	the relevant Market Price; or

(b)	if the Shares are suspended from trading or have not traded on the Exchange, the fair market value of the Shares as determined by the Board in accordance with U.S. Treasury Regulation Section 1.409A-1(b)(5)(iv)(B);

“Grant Agreement” means the agreement substantially in the form of Schedule “A” hereto between the Corporation and a Grantee under which Share Appreciation Rights are granted, together with such amendments, deletions or changes as are permitted under this Plan;

“Grant Date” means, with respect to a particular grant of Share Appreciation Rights, the date on which the Committee grants such Share Appreciation Rights;

“Grantee” means an Eligible Participant who has been granted Share Appreciation Rights under this Plan;

“Independent Committee” means a committee of the Board consisting of such two or more directors of the Corporation as the Board may designate from time to time, all of whom shall be and remain directors of the Corporation, provided that to the extent necessary to comply with U.S. Code Section 162(m) or Rule 16b-3 under the Exchange Act, each member of such committee shall be an “outside director” within the meaning of U.S. Code Section 162(m) and a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act and further provided that such Committee shall also satisfy any “independence” requirements of any national securities exchange in the United States on which the Shares are listed;

“Market Price” means the closing price of the Shares on the Exchange on the day immediately preceding the relevant date;

“NI 45-106” means National Instrument 45-106 - Prospectus and Registration Exemptions;

“NYSE Amex” means the NYSE Amex Stock Exchange and any successor(s) thereto;

“Permitted Assign” means, for an employee, executive officer, director or Consultant of the Corporation or a Subsidiary (a) a trustee, custodian or an administrator acting on behalf, or for the benefit, of the employee, executive officer, director or Consultant, (b) a holding entity of the employee, executive officer, director or Consultant, (c) a spouse of the employee, executive officer, director or Consultant, (d) a trustee, custodian or administrator acting on behalf, or for the benefit, of the spouse of the employee, executive officer, director or Consultant, or (e) a holding entity of the spouse of the employee, executive officer, director or Consultant;

“Plan” means this Share Appreciation Rights Plan as it may be amended from time to time in accordance with the provisions hereof;

“Share Appreciation Rights” means the share appreciation rights granted pursuant to Section 6 of this Plan;

“Shares” means the common shares in the capital of the Corporation as constituted at the date of this Plan, or any shares or securities into which such shares may be changed, reclassified, subdivided, consolidated, converted or for which such shares may be exchanged;

“Subsidiary” means any entity that, with respect to the Corporation, now or hereafter meets the definition of “subsidiary” in NI 45-106 as such definition appears on the original date of adoption of this Plan by the Board;

“Termination” has the meaning attributed to it in Section 9(a);

“Termination For Cause” means, with respect to a Grantee, the termination by the Corporation for Cause of such Grantee’s position as a director, executive officer, employee and/or Consultant with the Corporation or a Subsidiary, as applicable, including but not limited to the resignation at the request of the Corporation for Cause;

“U.S. Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto. References to any section of the Internal Revenue Code shall include any final regulations or other published guidance interpreting that section;

“U.S. Treasury Regulations” means the U.S. Department of Treasury Regulations promulgated pursuant to the U.S. Code; and

“Vesting”, “Vested” or “Vest” (and grammatical variations thereof) means any day on which a Share Appreciation Right held by a Grantee shall become exercisable.

3.	ADMINISTRATION OF THE PLAN

(a)

This Plan shall be administered by the compensation committee appointed by the Board or such other Independent Committee as the Board shall determine (the “Committee”); provided, however, that the Board may, in its discretion, reserve to itself any or all of the authority and responsibility of the Committee and to the extent that the Board has reserved to itself the authority and responsibility of the Committee, all references herein to the Committee shall be deemed to refer to the Board.

(b)	The Committee shall have the power, where consistent with the general purpose and intent of this Plan and subject to the specific provisions of this Plan, to:

(i)	establish policies and guidelines, and adopt rules and regulations for carrying out the purposes, provisions and administration of this Plan;

(ii)	interpret and construe this Plan and determine all questions arising out of this Plan and any Share Appreciation Right granted pursuant to this Plan, and any such interpretation, construction or determination made by the Committee shall be final, binding and conclusive for all purposes;

(iii)	subject to the approval of the Board as contemplated in Section 6(a) hereof, determine to which Eligible Participants any Share Appreciation Rights are granted and grant Share Appreciation Rights to such Eligible Participants, determine the terms and conditions of each Share Appreciation Right, including, the time or times at which Share Appreciation Rights so granted shall Vest and, if considered appropriate by the Committee, the performance conditions to be met by a Grantee before such Grantee’s Share Appreciation Rights are granted or Vest;

(iv)	determine if a Share Appreciation Right will be subject to any additional restrictions upon the exercise and/or Vesting of such Share Appreciation Right and, for greater certainty, the Committee shall retain the right to impose restrictions on the sale, transfer or disposition by or on behalf of the Grantee of any such Share Appreciation Rights;

(v)	prescribe the form of the instruments relating to the grant, exercise and other terms of Share Appreciation Rights; and

(vi)	otherwise exercise the powers granted to the Committee under this Plan as set forth herein.

4.	NO SHARES ISSUABLE UNDER THE PLAN

No Share Appreciation Rights shall be settled in Shares; rather, all exercises of Share Appreciation Rights shall be settled solely in cash.

5.	ELIGIBILITY AND GRANTS

(a)	Subject to the terms of this Plan and subject to the voluntary participation in this Plan by Eligible Participants, the Committee will determine from time to time which Eligible Participants will participate in this Plan and whether any Share Appreciation Rights are to be granted to any Eligible Participants, as well the terms of grants including as to the Vesting thereof.

(b)	Share Appreciation Rights will be granted only to Eligible Participants and only if the Committee concludes that it is in the best interests of the Corporation and that participation in this Plan is being offered to the Eligible Participant because of the value of the Eligible Participant’s future services to the Corporation or the relevant Subsidiary. In making such determination, the Committee may take into consideration the present or potential contribution of the Eligible Participant to the success of the Corporation or the relevant Subsidiary and any other factors that the Committee may deem relevant. The maximum number of Share Appreciation Rights that may be granted to any Eligible Participant in any calendar year shall not exceed 800,000 Share Appreciation Rights.

6.	SHARE APPRECIATION RIGHTS

(a)	All grants of Share Appreciation Rights by the Committee shall be subject to the approval of the Board and no Share Appreciation Right shall be exercisable in whole or in part unless and until such approval is obtained.

(b)	Each grant of Share Appreciation Rights shall be set forth in a Grant Agreement containing such terms and conditions not inconsistent with this Section 6 as the Committee, in its sole discretion, may deem appropriate. Prior to the Grant Date in respect of the initial grant of Share Appreciation Rights to an Eligible Participant, the Committee shall deliver a copy of this Plan to that Eligible Participant.

(c)	As a condition to receiving Share Appreciation Rights, each Grantee must provide a written statement (which statement may be contained in the Grant Agreement) to the Corporation and, if the Grantee is a director, executive officer, employee or Consultant of a Subsidiary, to such Subsidiary, certifying that the Grantee is participating in this Plan voluntarily and was not induced to participate in this Plan by expectation of employment or engagement or continued employment or continued engagement with the Corporation or such Subsidiary, as the case may be.

(d)	The Grantee shall have no rights whatsoever as a shareholder of the Corporation or of a Subsidiary in respect of any Share Appreciation Rights.

(e)	Share Appreciation Rights shall be exercisable at such times and to the extent set forth in the Grant Agreement to which they relate; provided that in no event shall any Share Appreciation Right be exercisable prior to the commencement of the Exercise Period or after the Expiry Time thereof.

(f)	Subject to the provisions of this Plan and except as provided in the Grant Agreement, Share Appreciation Rights may be exercised from time to time during the Exercise Period by delivery by the Grantee to the Corporation at its office in Littleton, Colorado, of a written notice of exercise in the form appended to the Grant Agreement specifying the Grant Date of the Share Appreciation Rights so exercised and the number of Share Appreciation Rights held by the Grantee to be exercised. Subject to Section 10, in the event that a Grantee elects to exercise Share Appreciation Rights pursuant to a particular Grant Agreement, the Corporation or the relevant Subsidiary, as the case may be, shall pay by way of bonus and the Grantee shall be entitled to receive the amount (the “Award Amount”) determined by multiplying:

(i)	the amount by which the Fair Market Value of one Share determined as of the date of exercise of such Share Appreciation Rights exceeds the Fair Market Value of one Share determined as of the Grant Date of such Share Appreciation Rights by

(ii)	the number of Share Appreciation Rights which are so exercised.

(g)	The Award Amount or the Change of Control Payment Amount, as the case may be, shall be paid to the Grantee by the Corporation or the relevant Subsidiary in a lump sum cash payment on the date of exercise.

(h)	If a Grantee of Share Appreciation Rights is a director, executive officer, employee or Consultant of the Corporation and/or one or more Subsidiaries, the applicable Grant Agreement shall specify the entity in respect of which such grant of Share Appreciation Rights relates, and all amounts payable to such director, executive officer, employee or consultant shall be paid and satisfied by the Corporation or the Subsidiary, as applicable, so specified in the Grant Agreement.

7.	DURATION OF SHARE APPRECIATION RIGHTS AND CERTAIN LIMITATIONS ON THE RIGHT TO EXERCISE

(a)	No Share Appreciation Rights may be exercised: (i) until they have Vested; or (ii) after the Expiry Time thereof.

(b)	No Share Appreciation Rights may be exercised unless the Grantee has been continuously since the Grant Date, and is at the time of the exercise of Share Appreciation Rights by such Grantee, an Eligible Participant, except as otherwise provided in Section 9 of this Plan.

8.	NON-TRANSFERABILITY

Share Appreciation Rights are not transferable by the Grantee except to a Permitted Assign, or by will or the laws of descent and distribution, and are exercisable during the lifetime of the Grantee only by the Grantee. No transfer of Share Appreciation Rights by the Grantee by will or by the laws of descent and distribution shall be effective to bind the Corporation or any of its Subsidiaries unless the Corporation has been furnished with written notice of the death of the Grantee together with satisfactory proof thereof, a copy of any will and such other evidence as the Corporation may deem necessary or desirable to establish the validity of the transfer.

9.	TERMINATION OF EMPLOYMENT

(a)	Subject to the other provisions of this Section 9, in the event a Grantee ceases to be a director, executive officer, employee and/or Consultant of the Corporation and/or its Subsidiaries, as the case may be, whether by voluntary or involuntary resignation, termination by the Corporation without Cause, retirement, whether mandatory or otherwise, or because of Disability or death (each, a “Termination”), the Grantee or his or her Permitted Assigns may exercise, for 30 days following such Termination, Share Appreciation Rights to the extent that such Share Appreciation Rights were Vested and the Grantee was entitled to exercise them at the date of such Termination, provided that such Share Appreciation Rights shall not be exercisable after the Expiry Time.

(b)	In the event of a Termination For Cause of the Grantee, the Expiry Time shall be deemed to have been accelerated and the Share Appreciation Rights of such Grantee shall be deemed to expire at the time immediately prior to such Grantee’s Termination and such Grantee will not be entitled to exercise any Share Appreciation Rights that may have otherwise Vested.

(c)	Notwithstanding Section 9(a) hereof, if the Termination of a Grantee is as a result of such Grantee’s Disability:

(i)	in the sole discretion of the Committee, the Vesting date of any Share Appreciation Rights held by or on behalf of a Grantee or his or her Permitted Assign that had not Vested at the time of such Grantee’s Termination due to Disability may be accelerated by the Committee and deemed to have Vested immediately prior to such Grantee’s Termination;

(ii)	the Committee, in its sole discretion, may extend the Exercise Period such that the Grantee or his or her Permitted Assign may exercise any of such Grantee’s Share Appreciation Rights that have not been exercised prior to the date of Termination until the earlier of the last day of the six month period immediately following such Termination or the Expiry Time thereof; and

(iii)	in the event that the Grantee or his or her Permitted Assigns has not exercised the Share Appreciation Rights of such Grantee during the Exercise Period, such Grantee or his or her Permitted Assign will, if the Award Amount would be positive, be deemed to have exercised any awards of Share Appreciation Rights immediately prior to the end of the Exercise Period.

(d)	Notwithstanding Section 9(a) hereto, if the Termination of the Grantee was a result of such Grantee’s retirement (including early retirement in accordance with the then current policies or practices of the Corporation):

(i)	in the sole discretion of the Committee, the Vesting period of any unvested Share Appreciation Rights will be deemed to have accelerated and Vested as of the day immediately prior to such Grantee’s Termination; and

(ii)	the Committee, in its sole discretion, may extend the Exercise Period such that the Grantee or his or her Permitted Assign may exercise all of his or her Share Appreciation Rights, including any Share Appreciation Rights that would not have otherwise Vested but for any deemed acceleration of the Vesting as provided for in Section 9(d)(i), until the earlier of the last day of the six month period immediately following such Termination or the Expiry Time thereof.

(e)	Notwithstanding Section 9(a) hereof, if the Termination of a Grantee is as a result of such Grantee’s death while a director, executive officer, employee or Consultant of the Corporation or of one of its Subsidiaries:

(i)	in the sole discretion of the Committee, the Vesting date of any Share Appreciation Rights held by or on behalf of a Grantee or his or her Permitted Assign that had not Vested at the time of such Grantee’s Termination due to death may be accelerated by the Committee and deemed to have Vested immediately prior to such Grantee’s death;

(ii)

the Committee, in its sole discretion, may extend the Exercise Period such that the person or persons to whom the rights of the Grantee under the Share Appreciation Rights passed by the will of the Grantee or the laws of descent and distribution or the Grantee’s Permitted Assign may exercise any of such Share

Appreciation Rights that have not been exercised prior to the date of death until the earlier of the last day of the six month period immediately following the Grantee’s death or the Expiry Time thereof; and

(iii)	in the event that the Grantee or his or her Permitted Assigns has not exercised the Share Appreciation Rights of such Grantee during the Exercise Period, the person or persons to whom the rights of the Grantee under the Share Appreciation Rights passed by the will of the Grantee or the laws of descent and distribution or the Grantee’s Permitted Assign will, if the Award Amount would be positive, be deemed to have exercised any awards of Share Appreciation Rights immediately prior to the end of the Exercise Period.

(f)	This Plan does not confer upon any Grantee any right with respect to employment or engagement or continued employment or continued engagement by the Corporation or its Subsidiaries, nor does it nullify any right that the employer may have to terminate the employment or engagement of the Grantee at any time.

10.	Change of Control

Notwithstanding the terms of any Grant Agreement, in the event of a Change of Control all Share Appreciation Rights that are not otherwise Vested shall immediately Vest and become immediately exercisable upon the completion of a Change of Control and, from and after the completion of the Change of Control, on the day of exercise of Share Appreciation Rights by a Grantee, the Corporation or the relevant Subsidiary, as the case may be, shall pay by way of bonus, and each Grantee who has exercised Share Appreciation Rights from or after the completion of the Change of Control shall be entitled to receive, in cash the Change of Control Payment Amount (as defined below).

For the purposes of this Section 10, “Change of Control Payment Amount” means:

(i)	the amount by which (A) the amount per share (or attributed amount per Share where the consideration under the Change of Control transaction consists in whole or in part of non-cash consideration) paid or payable by the offeror or acquiror pursuant to the Change of Control transaction or (B) in the case of a “Change of Control” within the meaning of paragraphs (i) or (ii) of the definition thereof, the Fair Market Value determined as of the date of the completion of the Change of Control, exceeds the Fair Market Value of one Share determined as of the Grant Date of such Share Appreciation Rights multiplied by

(ii)	the number of Shares in respect of which Share Appreciation Rights were exercised pursuant to this Section 10.

Nothing herein contained shall prevent any merger, consolidation or amalgamation of the Corporation with or into any other corporation or corporations, or a conveyance or transfer of all or substantially all the assets of the Corporation to any entity lawfully entitled to acquire and operate same, provided, however, that the corporation formed by such consolidation, amalgamation or merger or which acquires by conveyance or transfer all or substantially all the assets of the Corporation shall, simultaneously with such amalgamation, merger, conveyance or transfer, assume the due and punctual performance and observance of all the covenants and conditions hereof to be performed or observed by the Corporation.

11.	DILUTION OR OTHER ADJUSTMENTS

In the event of a change in capitalization affecting the Shares, such as the payment of a stock dividend, a subdivision, consolidation or reclassification of the Shares or other relevant changes in the share capital of the Corporation, such proportionate adjustments, if any, as the Committee in its discretion may deem appropriate to reflect such change, shall be made by the Corporation as to the number of Shares in respect of which Share Appreciation Rights were granted in each outstanding Grant Agreement and the Fair Market Value at the Grant Date of each such Share Appreciation Right. All such adjustments shall be intended to provide that outstanding Share Appreciation Rights shall continue to be exempt from Section 409A of the Code pursuant to U.S. Treasury Regulation Section 1.409A-1(b)(5)(B).

12.	TERM OF PLAN

This Plan shall expire on February 13, 2022.

13.	AMENDMENT AND TERMINATION OF PLAN

Subject to satisfying any requirements of the Exchange (and the requirements of any other stock exchange on which the Shares may then trade) and applicable laws, the terms and conditions of this Plan may be amended, modified or otherwise changed, in whole or in part, in any manner, by the Committee at any time and from time to time, provided that:

(a)	the Grantees shall be advised by the Corporation of any such amendments, modifications or changes, unless they are immaterial or non-substantive; and

(b)	any such amendments, modification or changes shall not, in the good faith determination of the Committee, materially and adversely affect any Share Appreciation Rights then outstanding, unless consented to in writing by the Grantees by whom such Share Appreciation Rights are held.

This Plan may be terminated or discontinued in whole or in part by the Board at any time, without prior notice to, or the consent of, the Grantees, provided that such termination shall not affect any Share Appreciation Rights then outstanding, unless consented to in writing by the Grantee by whom such Share Appreciation Rights are held.

14.	PAYMENTS UNDER THE PLAN

(a)	All payments made under a Grant Agreement by the Corporation or a Subsidiary shall be made net of any income taxes or withholding taxes required to be withheld under applicable income tax legislation at the time of payment. In the event that the Corporation or a Subsidiary does not withhold any taxes otherwise required to be withheld under applicable laws, the Grantee shall nonetheless be solely responsible for remitting and paying such taxes to the applicable regulatory authorities in a timely manner and the Grantee shall indemnify and hold fully harmless the Corporation and its Subsidiaries for any taxes that have not been remitted or paid by the Grantee in accordance with applicable laws.

(b)

It is the intent of the Corporation and its Subsidiaries that all Share Appreciation Rights granted hereunder shall be exempt from the requirements and mandates of Section 409A of the U.S. Code pursuant to U.S. Treasury Regulation Section 1.409A-1(b)(5)(B), and

this Plan and all Grant Agreements shall be interpreted accordingly. In the event it is determined that any Share Appreciation Right would be subject to the requirements and mandates of Section 409A of the U.S. Code, the Corporation may amend the Share Appreciation Rights to the minimum extent necessary to avoid, if possible, the application of any additional taxes required by U.S. Code Section 409A; provided, however, that in no event will the Corporation be liable to any Grantee for any taxes, penalties, or interest that may be levied upon the Grantee under or with respect to the application of Section 409A of the U.S. Code.

15.	LIMITATION OF LIABILITY

Neither the Board, the Committee, nor any director, officer or employee of the Corporation shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with this Plan, and the members of the Board, the Committee and such directors, officers and employees of the Corporation shall be entitled to indemnification by the Corporation in respect of any claim, loss, damage or expense (including legal fees and disbursements) arising therefrom to the fullest extent permitted by law. The costs and expenses of implementing and administering this Plan shall be borne by the Corporation.

16.	SEVERABILITY AND GOVERNING LAW

The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision and any invalid or unenforceable provision shall be severed from this Plan. This Plan shall be governed by, and interpreted in accordance with, the laws of the Province of Ontario and the federal laws of Canada applicable therein, without regard to principles of conflict of laws.

APPROVED by the Board of Golden Star Resources Ltd., and effective as of, the 13th day of February, 2012.

SCHEDULE “A”

GRANT AGREEMENT

A-1